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                                                                    EXHIBIT 10.5

                           PRINCIPAL OFFICE AGREEMENT


     This agreement, effective as of the date written below, is entered into by and between Tom Wamberg ("Principal") of Barrington, Illinois, and Clark/Bardes, Inc. ("CBI"), a Texas Corporation with headquarters in Dallas, Texas.

                                    PREMISES

A. Principal is a shareholder in CBI and a successful insurance producer who markets executive benefit and insurance plans to large corporations.

B. CBI is one of the major life insurance brokerage organizations in the United States and possesses software, hardware, administrative systems and technical expertise necessary and valuable in the sale and marketing of insurance and executive benefit plans to large corporations.

C. Principal and CBI believe that they can mutually profit and enhance their respective business interests by association with each other.

D. Principal expects to receive from CBI: sophisticated technical support, competitive insurance products, plan design and illustration capacity, marketing ideas and marketing advantages from use of the CBI name and client list, as well as the benefits of association with other CBI producers working in the large corporate market.

E. CBI expects to benefit from the skill and ideas which Principal will bring to CBI and its other producers and by having the commitment of Principal to bring and share with CBI all of its sales of insurance funded plans of a certain size and complexity.

     THEREFORE, in furtherance of the goals and desires set forth above and in consideration of those values and of the mutual covenants and promises contained herein, Principal and CBI state and agree as follows:

                                    ARTICLE 1
                                COVERED BUSINESS

     Section 1.01 Covered Business. This agreement relates to Covered Business which means the sale of life insurance or administrative or consulting services made by Principal where a corporation is either the owner of life insurance policies or, directly or indirectly, the payor of the majority of the premium or administrative or consulting fees and the purpose or result of the sale is to fund, finance, study or administer an executive or employee benefit plan.


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     Covered Business does not include group term life insurance or sales to qualified plans.

     Section 1.02 Primary Business. Primary Business is Covered Business which involves one or more of the following:

1. $250,000 or more of premium and administrative fees paid on a case in any one year,

2.   Principal and CBI elect to involve CBI employees in the sales process.

3.   Principal uses CBI illustrations or plan administration.

4.   $25,000 or more of consulting fees paid on a case in any one year.

5. Additional sales to plans which were Primary Business when originally sold.

In exceptional circumstances, the President and Chairman of CBI shall have the authority to determine that Covered Business which otherwise qualifies as Primary Business shall instead, be Secondary Business. Such determination if granted, shall be expressed in writing after a written request for such determination by Principal but before CBI becomes involved in the sale.

     Section 1.03 Secondary Business. Secondary Business is all Covered Business not described in Section 1.02.

                                    ARTICLE 2
                             WHAT EACH PARTY WILL DO

     Section 2.01 Principal. Principal will solicit, sell and implement Covered Business.

     Section 2.02 CBI. CBI shall furnish Principal marketing materials and concepts, plan design ideas, selected life insurance products, specimen plan documents and administrative services for the Primary Business which Principal sells or attempts to sell. Upon request by Principal, CBI shall furnish Principal with life insurance and benefit plan illustrations, technical support personnel and such other services as are reasonably necessary for the sale of Primary Business.

                                   ARTICLE 3
                              COMMISSIONS AND FEES

     Section 3.01 Division of Commissions and Fees. Commissions and Fees net of any CBI Administrative Costs as determined from time to time by the Board of Directors, (Exhibit B shows Administrative Costs as of 6/l/93) which result from Covered Business shall be divided pursuant to the attached Exhibit A. CBI shall be under no obligation to administer a case unless total revenues from the case are sufficient to cover Administrative Costs. Costs of


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Administration may be amended from time to time by the Clark/Bardes Board of
Directors to reflect changes in cost; however, once established for a particular case, such fees shall not increase in any subsequent plan year, as a percentage, by more than the increase in the Consumer Price Index for the preceding calendar year.

     Principal will be provided an administrative manual which will specify in detail the implementation and administrative aspects of this Section 3.01.

     Section 3.02 Vesting. Any commissions and fees divided pursuant to Sec.
3.01 shall be vested in the parties for the entire period of time such commissions and fees are paid and shall inure to the benefit of their heirs and assigns.

     Section 3.03 Payment of Commissions and Fees. The parties agree to assign the respective percentage of commissions received pursuant to Section 3.01 so that the insurance company pays each party directly in those instances where an assignment of commissions can be made. Such assignment shall be in the form of an absolute irrevocable assignment. If there is no assignment of commissions, then CBI shall be the receiving party for all Primary Business and shall pay the other party its share of the commissions within seven (7) days after its receipt of the commissions from the respective insurer.

     Any charge back or debit of compensation to CBI (including commissions and bonuses), paid under the preceding sentence, shall be shared by CBI and Principal in the same proportion as the compensation (to which such charge back or debit relates) was divided when paid.

     Fees for servicing an administration agreement or the performance of other insurance-related services by CBI and/or Principal shall be paid to CBI. CBI shall pay the Principal's share of such fees to Principal within seven (7) days of receipt of the fees.

     Section 3.04 Termination. This agreement shall continue until terminated by either party upon 90 days' written notice. The division of commissions and fees, and the obligations of Clark/Bardes and Principal to administer the benefit and insurance plans, which have been undertaken pursuant to this agreement, shall continue, notwithstanding termination of this agreement by either party.

                                    ARTICLE 4
                                 NON-COMPETITION

     For purposes of this Section, there will be different types of clients, each subject to different noncompetitive agreements:


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     a.) "Separate Clients" are those clients which CBI or Principal has obtained separately from the involvement or assistance of the other party and for which there is no joint participation in ongoing service of the business, even though these clients may have been merged or used together on client lists. For a period of three years following termination of this agreement, whether such termination is voluntary or involuntary, with or without cause, neither party will, with respect to the separate clients of the other, call on, solicit, or sell insurance or administrative services or perform insurance related services.

     b.) "Joint Clients" are those clients which have become clients through the joint efforts of the parties and for which commissions and fees are being divided pursuant to Sec. 3.01 or in accordance with some revenue sharing agreement which preceded this Agreement. With respect to these clients, for a period of two years following termination of this agreement, commission or fee revenue resulting from any sales or from solicitations made during the one year period shall be treated as if made pursuant to Sec. 3.01 of this Agreement. Further, with respect to administration of the plan for joint clients being administered by CBI as of the date of termination, for a period of five years Principal agrees not to take any action or participate directly or indirectly in any solicitation which would attempt to induce the joint client to change from CBI to another plan administrator.

     c.) "Prospective Clients" are those for which Principal has used illustrations or proposals supplied by CBI or in which CBI personnel have met with the client in the marketing process. Any commissions or fees received from these clients within two years following the date of termination of this agreement shall be divided as Primary Business.

                                    ARTICLE 5
                      BOOKS AND RECORDS AND CONFIDENTIALITY

     Section 5.01 Books and Records. All books, records, sales materials, notes, files, client lists and other similar data and information furnished by CBI to Principal during the term of this agreement are the property of CBI. All such property and documents shall be returned to CBI upon termination of the Agreement.

     Section 5.02 Confidentiality. During and after the term of this agreement, Principal shall not make known or divulge to others any confidential information obtained during the term of this agreement relating to the business or sales of CBI or to clients of CBI unless Principal was directly involved in a sale to such client. Principal agrees to obtain a confidentiality agreement from each Associate associated with his office in a form approved by CBI.



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                                    ARTICLE 6
                                   ADVERTISING

     No advertisement referring to or using the name of Clark/Bardes, Inc., CBI or Clark/Bardes Organization which is to be used in a publication of general circulation, shall be printed, published or used in any way by Principal without the written approval of CBI.

                                   ARTICLE 7
                                    EXPENSES


     Each party shall be responsible for and pay all expenses incurred by it in connection with the performance of its services under this agreement, including, but not limited to, travel, entertainment of customers, office supplies, telephone, postage, messenger or delivery services, personnel, equipment, office rent, finders, fees and licensing fees.

                                   ARTICLE 8
                             INDEPENDENT CONTRACTOR

     The relationship between Principal and CBI is that of an independent contractor. Principal shall have total control and discretion as to how he fulfills his duties hereunder and shall not be deemed an employee or agent of CBI for any purpose.

                                    ARTICLE 9
                            SERVICEMARK AND TRADENAME


     Section 9.01 Ownership of Servicemark and Tradename. CBI is the licensee or owner of the servicemark and tradenames "Clark/Bardes, inc.," "CBI", and "Clark/Bardes Organization." Nothing herein contained shall be construed as conferring upon Principal any ownership in such servicemarks, trademarks, any designs, copyrights, patents, tradenames, signs, emblems, insignia, symbols, slogans, or other marks used in connection with the services and products of CBI. CBI reserves the right to specify the terms and conditions under which the names Clark/Bardes, inc., CBI and Clark/Bardes Organization may be used.

     Section 9.02 Termination of Principal's Use of Marks. Immediately upon termination of this agreement, however caused, the Principal will eliminate the words Clark/Bardes


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Organization from its company or firm name, if it is there, and will cease using in any manner whatsoever, CBI's servicemarks, trademarks, dragomans, symbols, slogans, emblems, insignia, or other designs.

                                   ARTICLE 10
                            LIMITATION OF AUTHORITY

     Without the prior written consent of the parties hereto, neither CBI nor Principal shall:

     a.) Incur any expense, indebtedness or liability on behalf of the other; b.) Make any promise or agreement or enter into any contract for the other;
 or
     c.) Exercise any authority or act on behalf of the other, except as expressly provided for in this agreement.

     No agreement shall be binding on CBI unless the agreement originated from or is approved by CBI and is signed by a duly authorized corporate officer. Principal acknowledges that he is not such an officer.


                                   ARTICLE 11
                                    DISPUTES

     CBI shall have the right to resolve disputes between Principals in the marketing or sale of life insurance policies or administration agreements in connection with any insurance plans, including the division of compensation payable thereon. Principal acknowledges and agrees that the decision of CBI on such matters shall be final and conclusive.

                                   ARTICLE 12
                               GENERAL PROVISIONS

     Section 12.01 Notices. Any notices to be given hereunder by either party to the other shall be by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested.

     Section 12.02 Venue and Law Governing Agreement. This agreement shall be governed by and construed in accordance with the laws of the State of Texas and venue shall lie in Dallas County, Texas.

     Section 12.03 Attorney's Fees and Costs. If any action, at law or in equity, is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to


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reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

     Section 12.04 Liability Insurance. Principal shall maintain at its expense general liability and errors and omissions insurance coverage. The errors and omissions coverage shall be for the maximum amount available from any insurance industry trade association of which Principal is a member, but in no event less than $1,000,000. Principal shall furnish evidence of such insurance coverage to CBI upon request.

     Section 12.05 Assignment. This agreement for services is personal; it cannot be transferred, assigned, pledged, made subject to a security interest, or otherwise disposed of by Principal or CBI in whole or in part.

     Section 12.06 Amendment. This agreement may only be amended by the written consent of the parties.

     Section 12.07 Entire Agreement. This agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein and replaces all prior agreements between them. There are no representations, oral or written, between or among the parties hereto relating to the subject matter of this agreement which are not fully expressed herein. This agreement may be executed in any number of counterparts, each of which shall serve as an original.

     EXECUTED on the 29th day of July, 1993 and effective 1/1/93.

CLARK/BARDES, inc.


By: /s/ [ILLEGIBLE]                         By: /s/ WARREN T. WAMBERG, PRINCIPAL
   ----------------------------                ---------------------------------
   President                                   Tom Wamberg, Principal




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                                    EXHIBIT A

                           COMMISSION AND FEE DIVISION

A. PRIMARY BUSINESS

                                       SPLIT OF TOTAL REVENUE

 TOTAL REVENUE                     PRODUCER                 CBI
     First $600,000                   65.0%                  35.0%
     Next $1,900,000                  67.5%                  32.5%
     Excess over $2,500,000           70.0%                  30.0%

B. SECONDARY BUSINESS

         All Revenue                  90.0%                  10.0%

Notes:

1. Total Revenue is all commissions and fees before any CBI Administrative Costs as per Section 3.01.
2. Total Revenue is cumulative new case revenue for the calendar year generated by all producers affiliated with a Principal Office.
3. For the purpose of this Exhibit, total revenue shall be the present value of total revenues for a ten year period discounted at an 8% annual rate.
4. Policy Date determines the calendar year for which revenues are to be credited.
5. Revenue credit is not given for Secondary Business for purposes of determining the appropriate breakpoints for Primary Business.
6. Revenue credit will be applied according to the case split if two or more Principal Offices are involved in a case.


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                                   EXHIBIT B

                              ADMINISTRATIVE COSTS


                                               Number of Covered Lives
                                               -----------------------
Annual Fixed Costs                               1-9       10 or More
------------------                             -------     ----------
Per Client                                     $2000        $3000
Per Benefit Plan                               $1000        $2000
Per Insurance Plan                             $1000        $3000

Annual Per Unit Costs
---------------------

Insurance Plans
  First 5000 Policies                          $9
  Policies over 5000                           $6

Benefit Plans

  162 Bonus Plan                               $12
  Participants

  All Other (deferred                          $50
  Comp., Split $ etc.,)
  Participants

First Year Multiplier                            2
---------------------

Cost of Living Adjustment                      Yes
-------------------------


Notes:

        1.   Annual fixed costs may include more than one category.
        2. Annual per unit costs are charged for each type of policy and benefit unit.
        3. The first year multiplier means that all first year costs are doubled to reflect additional set up and enrollment costs. The multiplier may be reduced in situations where enrollment services are handled by others. Any agreement to reduce such costs must be agreed to in advance in writing by the President and Vice President of Client Services.


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